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                                                                    EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the reference to our firm under the captions "Experts" and "Cintas Selected Consolidated Historical Financial Data" in the Registration Statement (Amendment No. 1 to Form S-4) of Cintas Corporation and related Proxy Statement/Prospectus of Unitog Company and Cintas Corporation for the registration of shares of Cintas Corporation's common stock and to the incorporation by reference therein of our report dated July 2, 1998, with respect to the consolidated financial statements of Cintas Corporation incorporated by reference in its Annual Report (Form 10-K) for the year ended May 31, 1998 and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.






                                                        /s/ ERNST & YOUNG LLP


Cincinnati, Ohio
February 15, 1999